Exhibit (h)(7)

FORM OF SUB-LICENSE AGREEMENT

This Sub-License Agreement (the “Agreement”) dated this day of                                 ,             , by and among DoubleLine Alternatives LP, having an office at 505 N. Brand Blvd., Suite 860, Glendale, CA 912031 (“DoubleLine”), and DoubleLine Funds Trust, on behalf of its series, DoubleLine Multi-Asset Trend Fund, having an address at 333 South Grand Avenue, 18th Floor, Los Angeles, CA 90071 (the “Sub-Licensee”).

WHEREAS, pursuant to that certain Master License Agreement dated            , and Index Schedule dated as of                 ,              by and between BNP Paribas (“Licensor”) and DoubleLine (together, the “Index Agreement”), Licensor has granted to DoubleLine a license to use the Index (as specified in Exhibit 1) in connection with the creation, structuring, issuance, hedging, offering, selling, investment, management, marketing and/or promotion of certain financial products or strategies, and;

WHEREAS, DoubleLine wishes to sublicense to the Sub-Licensee certain of DoubleLine’s license rights under the Index Schedule with respect to the Index and the Marks set forth in Exhibit 1; such sublicensed rights are specifically described in Exhibit 1 to this Sub-License Agreement (the “Sublicensed Rights”).

NOW, THEREFORE, the parties hereto agree as follows:

1.      License.

(a)    Subject to the terms of this Agreement, DoubleLine hereby grants to Sub-Licensee a limited, non-exclusive, non-sublicensable and non-transferable sublicense to exercise the Sublicensed Rights within the Territory (as set forth in Exhibit 1).

(b)    Notwithstanding anything to the contrary in this Agreement, no rights are granted to Sub-Licensee with respect to the Index, its components and methods of calculation, the Marks, or any intellectual property rights in respect thereof, other than the limited Sub-Licensed Rights. Sub-Licensee acknowledges and agrees that DoubleLine, its licensors, and their affiliates retain all rights in and to the Marks, the Index, its components and methods of calculation, and this Sub-License Agreement shall not be construed to transfer to Sub-Licensee any right to, or interest in, the Marks, the Index, or its components and methods of calculation. This Sub-License Agreement does not grant Sub-Licensee the right to, and Sub-Licensee shall not, reverse-engineer, deconstruct, disassemble, decompile, distribute, or sublicense any constituents, weights, elements, or underlying components comprising the Index (collectively and individually “Constituents”). Sub-Licensee shall not use, reference or incorporate the Index or its methodology in any products, systems or programs to be marketed or sold by Sub-Licensee or any of its affiliates, except as expressly specified herein.

2.      Fees. Sub-Licensee shall pay to DoubleLine the fees, if any, as specified in Exhibit 1 (the “Sub-License Fees”).

3.      Termination.

(a)    This Sub-License Agreement will terminate: (i) immediately on termination of the License Agreement or Index Schedule; or (ii) upon sixty (60) days’ prior written notice by DoubleLine to Sub-Licensee.

(b)    In the case of breach of any of the material terms and conditions of this Sub-License Agreement by a Party, the other Parties may terminate this Sub-License Agreement by giving thirty (30) days’ prior written notice of its intent to terminate, and such notice shall be effective on the termination date set forth in such notice of termination unless the breaching Party shall have corrected such breach within the thirty (30) day notice period. Such thirty (30) day cure period may be extended for an additional forty-five (45) days on written notice to the non-breaching Party by the breaching Party if the breaching Party represents in writing that it is actively working to fully remediate the breach and that it believes in good faith that such breach will be fully remediated by the end of such additional forty-five (45) day period (such 45-day period, the “Cure Extension Period”). Notwithstanding the foregoing, the non-breaching Party may refuse to grant the Cure Extension Period if the material breach is of a nature that affects the intellectual property rights of the non-breaching party or could expose the non-breaching party to liability or damages to a third party, including BNPP.

(c)    Section 3(c) and Articles 6, 7 and 8 shall survive the expiration or termination of this Sub-License Agreement.

4.      Informational Materials: Disclaimers and Promotion.

(a)    Sub-Licensee shall submit to DoubleLine, Licensor, or a third party designated by DoubleLine for its review and approval all prospectuses, offering memoranda, offering circulars, statements of additional information, other forms of offering materials’ registration statements, regulation application forms, advertisements, brochures, promotional materials and other similar informational materials that in any way use or refer to DoubleLine, any product sponsored, endorsed, or otherwise provided by DoubleLine, the Index, the Marks or any Constituent (collectively, “Informational Materials”). Notwithstanding the foregoing, once any Informational Materials have been approved by DoubleLine, Licensor, or such third party, in accordance with the terms of this Section 4(a), no further review or approval is required for substantially similar Informational Materials that make use of the Informational Materials nor for any modifications to such approved Informational Materials which do not materially change the use of or description of the Informational Materials in the context in which they were previously approved.

(b)    Sub-Licensee acknowledges and agrees that DoubleLine and Licensor do not hereby express or imply any approval of Sub-Licensee’s activities in connection with the Sublicensed Rights and, unless expressly approved in writing by a duly authorized officer of DoubleLine, Sub-Licensee further agrees not to make any statement which expresses or implies that DoubleLine or Licensor approves, endorses or consents to any activities of Sub-Licensee or that DoubleLine makes any judgment or expresses any opinion in respect of Sub-Licensee.

5.      Warranties: Disclaimers.

(a)    Sub-Licensee represents and warrants that it has the authority to enter into this Sub-License Agreement according to its terms, and its performance under this Agreement does not, and shall not, violate any laws, regulations or agreements applicable to it.

(b)    DoubleLine represents and warrants that it has the authority to enter into this Sub-License Agreement according to its terms, and its performance under this Agreement does not, and shall not, violate any laws, regulations or agreements applicable to it.

6.      LIMIT OF LIABILITY.

SUBLICENSEE ACKNOWLEDGES AND AGREES THAT DOUBLELINE AND DOUBLELINE’S AFFILIATES’ CONTRACTORS, AGENTS, DATA PROVIDERS AND SERVICE PROVIDERS SHALL NOT HAVE ANY LIABILITY TO SUBLICENSEE OR ANY THIRD PARTIES BY REASON OF THIS SUB-LICENSE AGREEMENT. SUBLICENSEE ACKNOWLEDGES AND AGREES THAT DOUBLELINE AND ITS AFFILIATES SHALL NOT HAVE ANY LIABILITY FOR DIRECT DAMAGES IN THE AGGREGATE IN EXCESS OF FIVE HUNDRED THOUSAND DOLLARS ($500,000). EACH PARTY ACKNOWLEDGES AND AGREES THAT THE OTHER PARTY SHALL NOT HAVE ANY LIABILITY TO SUCH PARTY FOR LOST PROFITS OR INDIRECT, PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING OUT OF THIS SUB-LICENSE AGREEMENT, EVEN IF NOTIFIED OF THE POSSIBILITY OF ANY SUCH DAMAGES. THE FOREGOING LIMITS AND EXCLUSIONS OF LIABILITY WILL NOT BE APPLICABLE TO THE EXTENT DAMAGES ARISE FROM SUCH PARTY’S GROSS NEGLIGENCE, FRAUD, WILLFUL MISCONDUCT, OR BREACH OF ARTICLE 7 (“CONFIDENTIALITY”). WITHOUT LIMITING THE FOREGOING, ANY LIMIT OR EXCLUSION OF LIABILITY WILL NOT BE APPLICABLE WHERE SUCH LIABILITY CANNOT BE EXCLUDED OR LIMITED BY LAW.

7.      Confidentiality.

(a)    Any and all non-public information of any form obtained by one Party (the “Receiving Party”) or its Representatives (as defined below) from another Party (the “Disclosing Party”) or its Representatives, including without limitation, all information relating to the Index and/or the Index’s calculation, and all methods, plans, techniques, processes, trade secrets, know-how, patent applications and business information of Disclosing Party or Licensor shall be deemed to be Disclosing Party’s “Confidential Information” for the purposes hereof. The Receiving Party agrees to hold any such Confidential Information in confidence, take all reasonable measures to prevent any unauthorized use of the Confidential Information, and not disclose or otherwise use information for any purpose other than as permitted by this Sub-License Agreement. The Receiving Party may share Confidential Information with its directors, officers, employees, partners, agents, representatives (including, without limitation, external attorneys, accountants and service providers) (collectively, its “Representatives”) who need to know such Confidential Information and who are subject to a similar obligation of confidentiality as provided in this Section 7(a); provided, however, that such Receiving Party will be responsible for any failure by its Representatives to maintain the confidentiality of the Confidential Information in accordance with the terms of this Sub-License Agreement.

(b)    Notwithstanding anything contained in this Sub-License Agreement, in the event that Receiving Party or any of its Representatives is requested or required (by a regulatory, self-regulatory, or supervisory authority having appropriate jurisdiction, including any court of law) to disclose any Confidential Information (the “Requested Disclosure”), such Receiving Party will provide Disclosing Party with prompt notice of the Requested Disclosure, if Receiving Party’s counsel determines that such notice is permitted by law, so that Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Agreement. Failing the entry of a protective order or the receipt of a waiver hereunder, Receiving Party may make the Requested Disclosure as requested or required. In any event, Receiving Party will not oppose action by Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the limitations in this paragraph, in the event that access to or delivery of Confidential Information is requested or required of Receiving Party by any governmental regulatory, self-regulatory or supervisory authority having appropriate jurisdiction in connection with any investigation or audit or information-seeking exercise, Receiving Party will give to Disclosing Party, to the extent practicable and if lawfully permitted to do so, prompt written notice of such request or requirement, but may comply with such request or requirement.

(c)    Upon termination of this Sub-License Agreement, Receiving Party agrees that it will (to the extent reasonably practicable and as permitted by applicable law, regulation and supervisory rules), either (A) promptly destroy all copies of the written Confidential Information in Receiving Party’s or its Representatives’ possession and confirm such destruction to Disclosing Party in writing, or (B) promptly deliver to Disclosing Party at Receiving Party’s own expense all copies of the written Confidential Information in Receiving Party’s or its Representatives’ possession. Notwithstanding the foregoing, (1) Receiving Party and its Representatives shall be permitted to keep sufficient copies of the Confidential Information for purposes of complying with applicable law, a supervisory authority (such as the New York Stock Exchange) or regulatory rules and internal policies and (2) no provision of this Sub-License Agreement shall require Receiving Party to destroy any computer records or files containing Confidential Information that have been created pursuant to automatic archiving and back-up procedures that cannot reasonably be deleted. Any Confidential Information, or copy or portion thereof, that is retained pursuant to this Section shall be maintained in accordance with the confidentiality obligations of this Sub- License Agreement for so long as such Confidential Information is held.

(d)    Confidential Information shall not include information that: (i) is in, or, through no action of the Disclosing Party in violation of the terms of this Sub-License Agreement becomes part of, the public domain at the time of disclosure or thereafter; (ii) was in the possession of or demonstrably known by the Receiving Party prior to its receipt from the Disclosing Party without restriction on its use or disclosure; (iii) is independently developed by the Receiving Party without use of, reference to or reliance on the Disclosing Party’s Confidential Information; or (iv) becomes known by the Receiving Party from a source other than the Disclosing Party without breach of this Agreement and is not subject to an obligation of confidentiality. In the case of Section 7(d)(ii) and 7(d)(iv), where the Receiving Party is unaware of the restriction on the use of, or obligation of confidentiality with respect to, such information, Receiving Party shall not be in breach of this Sub-License Agreement for disclosure; provided, however, that Receiving Party shall, once informed of the confidential nature of such information, thereafter treat such information as Confidential Information.

8.      Other Matters.

(a)    Assignment. Except as expressly permitted under this Sub-License Agreement, neither this Sub-License Agreement nor any interest or obligation in or under this Sub-License Agreement may be transferred (whether by way of security or otherwise) by a Party without the prior written consent of the other Party. Any purported transfer that is not in compliance with this Section will be null and void.

(b)    Entire Agreement. This Sub-License Agreement constitutes the entire agreement of the Parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of each of the Parties hereto. Except as otherwise provided herein, this Sub-License Agreement supersedes all previous agreements between the Parties with respect to the subject matter hereof to the extent that such prior agreement conflicts or is inconsistent with this Sub-License Agreement. In entering into this Sub-License Agreement, neither Party is relying upon any warranty or representation by any other Party or person other than as set forth expressly herein; and each Party hereby disclaims that any such representation or warranty, other than as set forth expressly herein, has been made to it.

(c)    Survival of Property Protection Obligations. No breach, default, or threatened breach of this Sub-License Agreement by a Party shall relieve the other Party of its obligations or liabilities under this Sub-License Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Sub-License Agreement.

(d)    Governing Law and Jurisdiction. This Sub-License Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without regard to its conflict of laws provisions. Each Party agrees that, in connection with any legal action or proceeding arising with respect to this Sub-License Agreement, it will bring such action or proceeding only in the United States District Court for the Southern District of New York or, if that court lacks or declines to exercise subject matter jurisdiction, in the Supreme Court of the State of New York in and for New York County; and each Party agrees to submit to the jurisdiction of such court(s) and venue in such court(s) and to waive any claim that either such court is an inconvenient forum.

(e)    Waiver of Right to Jury Trial. THE PARTIES UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS SUB-LICENSE AGREEMENT, ANY OF THE RELATED DOCUMENTS, AND/OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS CONTEMPLATED HEREBY OR ARISING OUT OF THIS SUB-LICENSE AGREEMENT.

(f)    Independent Contractors. The Parties are independent contractors. Nothing in this Sub-License Agreement will be construed to constitute or appoint any Party as the agent, partner, joint venturer, or representative of the other Party for any purpose whatsoever, or to grant to a Party any right or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any way or manner whatsoever.

(g)    Waiver. Any forbearance or delay on the part of either Party in enforcing any provision of this Sub-License Agreement or any of its rights hereunder shall not be construed as a waiver of such provision, or any breach thereof, or of a right to enforce the same for such occurrence or any future occurrence.

(h)    Severability. In the event any one or more of the provisions of this Sub-License Agreement shall for any reason be held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remaining provisions of this Sub-License Agreement shall be unimpaired and shall remain in full force and effect.

(i)    No Third-Party Beneficiaries. Except as expressly set forth herein, no entity is intended, or shall be deemed, to be a beneficiary of any provision of this Sub-License Agreement.

(j)    Force Majeure. The Parties hereto shall not bear any responsibility or liability for any losses arising out of any delay in or interruptions of its respective performance of its obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, the outbreak of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the Party so affected, provided that such Party had exercised due diligence as the circumstances reasonably required and uses commercially reasonable efforts to correct or terminate any delay or interruption of their performance or obligations under this Agreement as soon as practicable.

(k)    Notices. All notices and other communications under this Sub-License Agreement shall be (i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested, or by overnight courier to the address set forth below or such address as a Party shall specify by a written notice to the other and (iii) deemed given upon receipt.

Notice to Sub-Licensee:	[ ]

Notice to DoubleLine:	[ ]

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IN WITNESS WHEREOF, the parties hereto have executed this Sub-License Agreement as of the date first set forth above.

SUB-LICENSEE

By:

Title:

DOUBLELINE ALTERNATIVES LP

By:

Title:

EXHIBIT 1

SUBLICENSED RIGHTS

Pursuant to the Index Schedule entered into by and between BNP Paribas and DoubleLine, the Sublicensed Rights, as this term is used in this Sub-License Agreement are as follows:

Sublicensed Rights
Territory
Marks
Sub-License Fees
Index Rules
Index Data
Index Component Information
Additional Provisions